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                                                  For More Information:
                                                  James N. Borum
                                                  Thomas C. Deas, Jr.
                                                  (610) 687-5253

             AIRGAS, INC. REPORTS RECORD EARNINGS AND CASH FLOW
                             IN FIRST QUARTER


     RADNOR, Pennsylvania, July 24, l997 -- Airgas, Inc. (NYSE-ARG) today reported record financial performance for its first quarter ended June 30, l997.

     For the first quarter, sales increased 21% to a record $331.4 million from $274.1 million in the first quarter last year. After-tax cash flow (net earnings plus depreciation, depletion, amortization and deferred income taxes) increased by 16% to a record $32.3 million, or $.47 per share, compared to $27.8 million, or $.41 per share for the same quarter last year.

     Net earnings for the first quarter of fiscal 1998 were also at record levels, increasing by 10% to $12.2 million, or $.18 per share, compared to $11.2 million, or $.17 per share, a year ago.

     Since April 1, 1997, Airgas has completed the acquisition of eight industrial gas distributors with aggregate annual sales of approximately $23 million, Carbonic Industries Corporation, a CO2 manufacturing concern with annual sales in excess of $48 million, and two industrial products distributors, Kendeco Industrial Supply and Lyons Safety, Inc., with combined annual sales of approximately $100 million.

     Peter McCausland, Airgas' Chairman and Chief Executive Officer, said "Our first quarter results put us on track for a very successful year. Business is generally healthy. We've already acquired $170 million of sales this year, and we expect acquisition activity to increase after Congress and the President resolve the capital gains tax issue. Our Southern Division showed real improvement in the first quarter, and we expect further progress as the year unfolds. National account activity is very strong, and Airgas Direct Industrial is performing well. We look forward to a good year."

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and related equipment in North America. Its distributor network includes approximately 640 locations in 41 states, Canada and Mexico. Airgas can be visited via the Internet at http://www.airgas.com.

Forward-Looking Statements

     This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based
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on current expectations regarding important risk factors.  Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important risk factors include, but are not limited to, the Company's ability to consolidate and integrate new acquisitions, expenses associated with the Company's new ADI Division, the Company's ability to recover assets in connection with the fraudulent breach of contract related to refrigerant R-12 purchases and other factors described in the Company's 1997 Form 10-K filed with the Securities and Exchange Commission.

     Consolidated statements of earnings follow on page 3.
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                               AIRGAS, INC.
                    CONSOLIDATED STATEMENTS OF EARNINGS
               (Amounts in thousands, except per share data)

                                           (Unaudited)
                                        Three Months Ended
                                              June 30,
                                        1997          1996
                                        ----          ----
Net sales:
     Distribution                     $279,288     $248,129
     Direct Industrial                  36,845       16,452
     Manufacturing                      15,279        9,517
                                       -------      -------
          Total net sales              331,412      274,098
                                       -------      -------

Costs and expenses:
     Cost of products sold (excluding
      depreciation, depletion and
      amortization)
        Distribution                   140,020      126,590
        Direct Industrial               26,005       13,432
        Manufacturing                    8,729        6,330
          Selling, distribution and
      administrative expenses          105,343       86,187
     Depreciation, depletion and
       amortization                     17,815       14,238
                                       -------      -------
          Total costs and expenses     297,912      246,777
                                       -------      -------

Operating income:
     Distribution                       29,659       24,944
     Direct Industrial                   1,104          544
     Manufacturing                       2,737        1,833
                                       -------      -------
          Total operating income        33,500       27,321

Interest expense, net                  (12,108)      (8,281)
Other income, net                          473          281
Equity in loss of unconsolidated
  affiliates                              (115)           -
Minority interest                         (309)        (229)
                                       -------      -------
     Earnings before income taxes       21,441       19,092

Income tax expense                       9,215        7,942
                                       -------      -------

     Net earnings                     $ 12,226     $ 11,150
                                       =======      =======

Earnings Per share                    $    .18     $    .17
                                       =======      =======

Weighted average shares                 69,420       67,095
                                       =======      =======



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